Exhibit 4.14

CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN OMITTED FROM THIS EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL AND (ii) THE REGISTRANT CUSTOMARILY AND ACTUALLY TREATS SUCH INFORMATION AS PRIVATE OR CONFIDENTIAL.

PROTOCOL

1-	PARTIES
1.1.	MEGEYE TEKSTİL SANAYİ VE TİCARET ANONİM ŞİRKETİ (Tax Identification Number: [***])

Address: Burhaniye Mah., Kanuni Sultan Süleyman Sok., Mabeyin Konakları Villa F, Üsküdar-İstanbul (hereinafter referred to as “Megeye”)

1.2.	D-MARKET ELEKTRONİK HİZMETLER VE TİCARET ANONİM ŞİRKETİ (Tax Identification Number: [***])

Address: Kuştepe Mah., Mecidiyeköy Yolu Cad. Trump Towers Kule 2, Kat:2, Şişli-İstanbul (hereinafter referred to as “D-Market”)

Megeye and D-Market are individually referred to as “Party” and collectively as “Parties”.

2-	SUBJECT MATTER OF THE PROTOCOL

The subject matter of this Protocol is to determine the lease price to be applied as of 01/01/2025 for the immovable property located at the address of “Kocaeli Province Gebze District Güzeller Neighbourhood G22B19B1C-2D Section 5686 City Block 1-2-3-8 Parcel” pursuant to the Lease Agreement (“Agreement”) entered into between the Parties, which was notarized at Beşiktaş 7th Notary Public Office with date 07/04/2014 and journal number 06684, and the additional agreement notarized at Beyoğlu 58th Notary Public Office with date 11/09/2015 and journal number 08083, and the Protocol dated 15/08/2022, and the subject-matter of this Protocol relates to the waiver of the case filed by Megeye within the scope of the case file (“Case”) numbered 2024/1218 E. (Merits No.) of Istanbul 33rd Civil Court of Peace.

3-	PROVISIONS RELATED TO THE LEASE AGREEMENT
3.1.

The Parties have agreed on the determination and adjustment of the lease price by increasing the lease price, which is determined within the scope of the Lease Agreement and currently paid by D-Market as a monthly lease price amounting to TRY [***] ([***] Turkish Liras) + VAT. Within the scope of this agreement, as of 01.01.2025, the monthly lease price has been determined as a NET amount of TRY [***] ([***] Turkish Liras) + VAT.

3.2.

The lease price will be paid as a NET amount of TRY [***] ([***] Turkish Liras) + VAT per month between the dates 01.01.2025 and 01.08.2025 (including these dates). The Parties agree that the lease prices until 01.01.2025 have been paid in full, that D-Market does not have any lease price debt under the Lease Agreement until this date, and that Megeye does not have any rights and receivables from D-Market under any name, including the lease price.

3.3.

Since the Parties have agreed that the re-determined lease price will be applicable as of 01.01.2025 and since D-Market has already paid TRY [***] ([***] Turkish Liras), including VAT as the lease price for the month of January 2025, the Parties accept and declare that D-Market has an obligation to pay to TRY [***] ([***] Turkish Liras) as the balance lease payment for the month of January 2025. However, they agree that this obligation of D-Market will be effective from the moment MEGEYE submits its declaration of waiver of the case to the case file. D-Market will pay the balance lease amount of TRY [***] for the month of January 2025 to MEGEYE within 1

(one) business day following the date of MEGEYE's submission of the declaration of waiver of the case to the case file.

3.4.

As of 01.08.2025, the lease price to be applied for the next lease year will be determined by increasing the lease price determined in Article 3.1 of this Protocol based on the rate of change according to the twelve-month averages in the consumer price index (CPI) determined by the Turkish Statistical Institute. In the following lease years, the monthly lease price to be implemented for each year will be determined by increasing the monthly rental price paid in the last month of the previous lease year based on the rate of change according to the twelve-month averages in the consumer price index (CPI) determined by the Turkish Statistical Institute.

3.5.

This Protocol constitutes a redetermination of the lease price (or determination of the lease price) in accordance with the provision of Article 344/3 of the Turkish Code of Obligations No. 6098. Therefore, the Parties accept, declare and undertake that they will not claim any right or receivable regarding the increase or decrease of the lease price stipulated in the legal regulations (except for the increases specified in Article 3.4 of this Protocol), including but not limited to the redetermination of the lease price, determination of the lease price, adaptation of the lease price, and that they will not file a case in this regard during the 5-year period stipulated in the law from the date of execution of this Protocol. The Parties also irrevocably accept, declare and undertake that the lease price determined by Article 3.1. will be effective starting from 01.01.2025 upon the execution of this Protocol and the submission of the waiver declaration by MEGEYE to the case file, that the determined lease price has no retroactive effect, and that they do not have any retrospective requests for any claims and receivables.

3.6.

This Protocol is an annex to and an integral part of the (Lease) Agreement. In the cases where there is no provision in the Protocol, the provisions of the Agreement will be applicable. In case the provisions of the Agreement conflict with the provisions of this Protocol, the provisions of the Protocol will prevail. The stamp tax arising from this Protocol will be covered by D-Market.

4-	PROVISIONS REGARDING THE CASE FILE
4.1.

The Parties have agreed on the lease amount to be paid for the immovable property located at the address of “Kocaeli Province, Gebze District, Güzeller Neighbourhood, G22B19B1C-2D Section 5686 City Block 1-2-3-8 Parcel”, which is the subject of the lease price determination case which is being heard in the case file numbered 2024/1218 E. (Merits No.) of Istanbul 33rd Civil Court of Peace.

4.2.

Since the Parties have agreed on the lease price of the immovable subject to the case, they are in agreement that the case for the determination of the lease price, which is being heard in the case file numbered 2024/1218 E. (Merits) of Istanbul 33rd Civil Court of Peace has become devoid of essence.

4.3.

Since the Parties have agreed on the determination of the lease price of the immovable subject to the case, MEGEYE will hereby submit a written declaration of waiver of the case to the case file numbered 2024/1218 E. (Merits) of Istanbul 33rd Civil Court of Peace within 1 (one) business day from the date of execution of this Protocol, and in this written declaration, it will also be notified that they will not request costs, litigation expenses and attorney's fees from the Defendant D-Market. D-Market, on the other hand, will submit a written declaration that they accept the waiver of the case simultaneously with the submission of the written waiver declaration submitted by MEGEYE to the case file within the scope of Article 4.3., and in this written declaration, they will also notify that they do not have any claims for costs, litigation expenses and attorney's fees from the Plaintiff MEGEYE.

The Parties will perform any and all liabilities required to be fulfilled in order for the court to render a decision in favour of the waiver and acceptance of the waiver, and for this decision to be finalized and a finalization statement to be issued.

4.4.	If any of the Parties fails to comply with the provisions of Article 4.3 of this Protocol, all provisions of this Protocol will be considered null and void in its entirety.
4.5.

The Parties accept and declare that the leased areas are determined in accordance with the Agreement and the Additional Agreement dated 01.09.2015 and that the lease payments are made based on the square meter calculation specified in these agreements. In addition, the Parties have also agreed that the area of 17,856 m2 determined by the expert report obtained in the case numbered 2024/95 D.İş (Misc. File) of Istanbul 24th Civil Court of Peace consists of portable and removable shelf systems and that there is no request for lease for these areas. In line with this agreement, Megeye accepts, declares and undertakes that they have no receivables for these determined areas until the date of execution of this Protocol and that they will not claim any lease payment for these areas from now on.

4.6.	This Protocol consists of 4 (four) articles and 2 (two) pages and was executed by the Parties on 17/01/2025 to enter into force on 01/01/2025 as a result of the full agreement of the Parties.

D-MARKET ELEKTRONİK HİZMETLER VE TİCARET A.Ş. (two signatures on the stamp)	MEGEYE TEKSTİL SANAYİ VE TİCARET A.Ş. (single signature on stamp)